EXHIBIT 99.1



                         PRODUCTIVITY TECHNOLOGIES CORP.
                        MODIFIES TERMS OF PUBLIC WARRANTS

NEW YORK, June 13, 2001 /PRNewswire/ - Productivity Technologies Corp. (Nasdaq:
PRAC) (the "Company") announced today that it has modified the terms of its Warrants issued in connection with its initial public offering on July 5, 1994 in order to extend the Expiration Date of the Warrants from June 24, 2001 to 5:00 p.m., New York time, on December 24, 2001.

All of the other terms and conditions of the warrants remain the same. Warrantholders will not be required to exchange outstanding Warrant Certificates for new certificates.

Productivity Technologies Corporation is an Ann Arbor, Michigan based company involved in the factory automation and equipment industry. PTC wholly-owns Fenton, Michigan based Atlas Technologies, Inc., an ISO 9001 registered producer of automated stamping press systems, equipment, tooling and related material handling equipment used by the world's automotive, appliance, and other manufacturers, including steel and other metal producers. PTC also wholly-owns Westland Control Systems, Inc. of Canton, Michigan, which designs and manufactures custom electrical control panels primarily for use in production machinery and machine tools utilized in automotive, adhesive & sealant, food processing, and other industrial applications.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995:
Statements of this Press Release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the company and its management. Any statements contained herein which are not historical facts or which contain the words expect, believe, project, estimate, seek, anticipate, could, may, and similar statements shall be deemed forward-looking statements. The Company may be unable to realize its plans and objectives due to various important factors. These factors include but are not limited to the potential softening of the domestic and foreign markets for automobiles, automotive parts, and appliances, resulting in reduced demand for the Company's automation equipment; potential technological developments in the metal forming and handling automation equipment markets which could render the Company's automation equipment noncompetitive or obsolete; and the potential tightening of credit availability generally or under the Company's credit facility, which may render the Company unable to access needed working capital.